Exhibit 2.2

Agreement and Plan of Merger

by and between

Vision Bank

and

SE Property Holdings, LLC

This Agreement and Plan of Merger (this “Plan of Merger”) is entered into as of this 25th day of January, 2012, by and between Vision Bank, a Florida state-chartered banking corporation (“Vision Bank”), which has its principal office located at 2200 Stanford Road, Panama City, Florida 32405, and SE Property Holdings, LLC, a member-managed Ohio limited liability company (“SE LLC”), which has its principal office located at 50 North Third Street, Newark, Ohio 43055. In this Plan of Merger, Vision Bank and SE LLC are sometimes individually referred to as a “Constituent Entity” and collectively referred to as the “Constituent Entities.”

WHEREAS, each of Vision Bank and SE LLC is a wholly-owned subsidiary of Park National Corporation, an Ohio corporation (“Park”), which has its principal office located at 50 North Third Street, Newark, Ohio 43055; and

WHEREAS, Vision Bank has entered into that certain Purchase and Assumption Agreement, dated as of November 16, 2011 (the “Centennial P&A Agreement”), by and between Vision Bank and Park, on the one hand as “Seller”, and Home Bancshares, Inc. (“Home”) and its wholly-owned subsidiary Centennial Bank, an Arkansas state-chartered bank (“Centennial”), on the other hand as “Buyer”, pursuant to which Vision Bank is to sell substantially all of the operating assets and liabilities associated with Vision Bank to Centennial for a purchase price of $27.9 million; and

WHEREAS, under the terms of the Centennial P&A Agreement, Centennial will acquire all branch locations of Vision Bank including all real estate, leases and fixed assets associated with such offices; and Centennial will assume all of Vision Bank’s deposit accounts/liabilities; and

WHEREAS, under the terms of the Centennial P&A Agreement, Centennial will also purchase substantially all of Vision Bank’s performing loans, while Vision Bank is to retain all non-performing loans as well as an additional $56.5 million of loans (principal balance as of October 31, 2011) which Centennial did not wish to purchase as a result of their credit due diligence; and

WHEREAS, pursuant to that certain Loan Sale and Purchase Agreement, dated as of December 27, 2011 (the “PNB Agreement”), with The Park National Bank, the wholly-owned national bank subsidiary of Park (“PNB”), on December 28, 2011, Vision Bank sold, assigned, transferred and conveyed to PNB, and PNB purchased and accepted, all rights, title and interests of Vision Bank, as of December 28, 2011, in, to and under the “Loan Documents” (as defined in the PNB Agreement) set forth in Schedule A through Schedule F of the PNB Agreement for an aggregate purchase price of $7,467,293.04; and

WHEREAS, in conjunction with the transactions contemplated by the Centennial P&A Agreement and as permitted by 12 C.F.R. § 327.12(f), Vision Bank will transfer to Centennial the then current balance of the prepaid assessment paid by Vision Bank to the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to 12 C.F.R. § 327.12 (the “FDIC Prepaid Assessment Balance”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Centennial P&A Agreement, Vision Bank proposes to resign as trustee under each of the trust relationships as to which Vision Bank exercises fiduciary or trust powers (the “Trust Relationships”) and it is contemplated that the person(s) having the power to appoint a successor trustee under each such Trust Relationship will appoint PNB to serve as successor trustee under such Trust Relationship; and

WHEREAS, as a result of Vision Bank’s resignation as trustee under each of the Trust Relationships in connection with the consummation of the transactions contemplated by the Centennial P&A Agreement, Vision Bank will no longer carry on any business as a fiduciary or trustee and will surrender, in accordance with Section 660.47 of Title XXXVIII of the Florida Statutes, the fiduciary/trust powers granted to Vision Bank by the Florida Office of Financial Regulation (the “Florida OFR”); and

WHEREAS, after the consummation of the transactions contemplated by the Centennial P&A Agreement, Vision Bank will no longer carry on a banking business, will not hold any deposit accounts/liabilities and will not have any offices; and, as a result, Vision Bank will relinquish the charter certificate of Vision Bank to the Florida OFR for cancellation as required by Florida OFR Regulation 69U-105.708 and become a Florida corporation without any authority to conduct a banking business; and

WHEREAS, upon consummation of the transactions contemplated by the Centennial P&A Agreement, Centennial will assume all of Vision Bank’s deposit accounts/liabilities and the insured status of Vision Bank will be terminated in accordance with the provisions of 12 C.F.R. § 307.2 on the date of the receipt by the FDIC of a Certificate of Total Assumption of Deposits from Vision Bank evidencing the assumption by Centennial of all of Vision Bank’s deposit accounts/liabilities; and

WHEREAS, following the consummation of the transactions contemplated by the Centennial P&A Agreement, the transfer by Vision Bank to Centennial of the FDIC Prepaid Assessment Balance, the resignation by Vision Bank as trustee under each of the Trust Relationships, the surrender by Vision Bank of the fiduciary/trust powers granted to Vision Bank by the Florida OFR, the relinquishment by Vision Bank of the charter certificate of Vision Bank to the Florida OFR and the certification to the FDIC that Centennial has assumed all of Vision Bank’s deposit accounts/liabilities and termination of Vision Bank’s insured status (collectively, the “Pre-Merger Events”), Vision Bank and SE LLC propose to merge, with SE LLC to be the surviving entity in the merger; and

WHEREAS, as of January 18, 2012, Vision Bank is authorized to issue 50,000 shares of capital stock, each with a par value of $5.00, and had 23,200 shares of capital stock outstanding, all of which are held of record and beneficially by Park; and

WHEREAS, Park holds of record and beneficially all of the membership interest in SE LLC; and

WHEREAS, the Board of Directors of Vision Bank, by resolutions duly authorized and adopted by the vote of its members, has determined and declared it advisable and in the best interest of Vision Bank that Vision Bank merge with and into SE LLC in accordance with the terms and subject to the conditions set forth in this Plan of Merger; and

WHEREAS, the Board of Directors of Vision Bank has adopted this Plan of Merger on behalf of Vision Bank and recommended to Park, as the sole shareholder of Vision Bank, that this Plan of Merger be approved; and

WHEREAS, Park, in its capacity as the sole member of SE LLC, has, by resolutions duly authorized and adopted, determined and declared it advisable and in the best interest of SE LLC that Vision Bank merge with and into SE LLC in accordance with the terms and subject to the conditions set forth in this Plan of Merger and has adopted and approved this Plan of Merger on behalf of SE LLC;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the Constituent Entities contained herein, it is hereby agreed by and between Vision Bank and SE LLC that the terms of the merger of Vision Bank with and into SE LLC contemplated by this Plan of Merger and the mode of carrying such merger into effect shall be as follows:

Section 1. Merger of Vision Bank with and into SE LLC. At the Effective Time of the Merger (as defined in Section 11 of this Plan of Merger), Vision Bank shall be merged with and into SE LLC (the “Merger”). SE LLC shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue to exist as a limited liability company under the laws of the State of Ohio. At the Effective Time of the Merger, the separate existence of Vision Bank shall cease.

Section 2. Name of the Surviving Entity. The name of the Surviving Entity in the Merger shall be SE Property Holdings, LLC.

Section 3. Business and Location of Principal Office of Surviving Entity. The Surviving Entity shall be permitted to engage in any lawful act or activity for which limited liability companies may be formed under Chapter 1705 of the Ohio Revised Code (the “Ohio LLC Act”) and in which subsidiaries of a registered bank holding company may engage under the Federal Reserve Act and the regulations promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) thereunder and under the applicable laws, rules and regulations of each of the states in which the Surviving Entity proposes to conduct business. The Surviving Entity’s principal office shall be located at 50 North Third Street, City of Newark, County of Licking, State of Ohio 43055.

Section 4. Effects of the Merger.

(a) At the Effective Time of the Merger, the Merger shall have the effects prescribed by the applicable provisions of the Florida Statutes and the applicable provisions of the Ohio LLC Act.

(b) The Constituent Entities intend that the Merger be treated as a tax-free liquidation in accordance with Sections 332 and 337 of the Internal Revenue Code of 1986, as amended, and the United States Treasury Department regulations promulgated thereunder.

(c) The title to all assets and real estate and other property, or any interest therein, owned by Vision Bank or by SE LLC shall, by virtue of the Merger and without any deed or other transfer, be vested in the Surviving Entity without reversion or impairment. From and after the Effective Time of the Merger, the Surviving Entity shall be responsible and liable for all the liabilities and obligations of Vision Bank and SE LLC, including liabilities, if any, arising out of appraisal rights with respect to the Merger under applicable laws, rules and regulations. Any claim existing or action or proceeding pending by or against Vision Bank or SE LLC may be continued and prosecuted to judgment with right of appeal as if the Merger did not occur or the Surviving Entity may be substituted in the action or proceeding for Vision Bank or SE LLC, as appropriate. Neither the rights of creditors nor any liens upon the property of Vision Bank or SE LLC shall be impaired by the Merger.

(d) If, at any time after the Effective Time of the Merger, the Surviving Entity shall consider or be advised that any further conveyances, assignments, transfers, deeds or other instruments or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Surviving Entity, title to and possession of any property or right of Vision Bank or SE LLC, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Plan of Merger, Vision Bank, SE LLC and their respective officers, directors and member, as appropriate, shall execute and deliver all such proper conveyances, assignments, transfers, deeds and other instruments and do all such acts as are necessary or proper to vest, perfect or confirm title to, and possession of, such property or right in the Surviving Entity and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and the member of the Surviving Entity are fully authorized in the name of Vision Bank or SE LLC, or otherwise, to take any and all such action.

Section 5. Conversion of Shares and Membership Interests.

(a) At the Effective Time of the Merger, each of the 22,300 shares of capital stock, each with a par value of $5.00, of Vision Bank, issued and outstanding and held by Park as the sole shareholder of Vision Bank immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of Vision Bank or Park, be extinguished and shall cease to exist, and shall not be converted into interests (membership or otherwise) in or obligations of the Surviving Entity or the right to receive evidences of indebtedness, other securities, cash, rights or any other property.

(b) At the Effective Time of the Merger, all of the membership interest in SE LLC held by Park immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of Park or SE LLC, be converted into and constitute all of the membership interest in the Surviving Entity.

Section 6. Articles of Organization. The Articles of Organization of SE LLC, as in effect immediately prior to the Effective Time of the Merger, shall be the articles of organization of the Surviving Entity until amended in accordance with applicable law.

Section 7. Operating Agreement. The Operating Agreement of SE LLC, as in effect immediately prior to the Effective Time of the Merger, shall be the operating agreement of the Surviving Entity until amended in accordance with applicable law and the provisions of the articles of organization of the Surviving Entity.

Section 8. Officers. The officers of SE LLC immediately prior to the Effective Time of the Merger shall continue to serve as the officers of the Surviving Entity from and after the Effective Time of the Merger, each to hold office until changed in accordance with applicable law and the provisions of the articles of organization or the operating agreement of the Surviving Entity.

Section 9. Termination. This Plan of Merger may be terminated by the mutual consent of: (a) the Board of Directors of Vision Bank; and (b) Park, in its capacity as the sole member of SE LLC.

Section 10. Vision Bank Shareholder Vote. This Plan of Merger shall be approved by Park, in its capacity as the sole shareholder of Vision Bank.

Section 11. Effective Time of Merger. The Merger shall become effective on the date that the appropriate Certificate of Merger is filed with the Secretary of State of the State of Ohio and appropriate Articles of Merger are filed with the Florida Department of State, all in accordance with the applicable provisions of the Ohio LLC Act and the applicable provisions of the Florida Statutes (the “Effective Time of the Merger”).

Section 12. Service of Process. SE LLC, as the Surviving Entity in the Merger, hereby consents to be sued and served with process in the State of Florida in any proceeding in the State of Florida to enforce against the Surviving Entity any obligation of Vision Bank, or any obligation of the Surviving Entity arising from the Merger, and hereby agrees to the irrevocable appointment of the Secretary of State of the State of Florida as the agent of the Surviving Entity for service of process in any such proceeding.

Section 13. Counterparts. This Plan of Merger may be executed in multiple counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single agreement and plan of merger.

IN WITNESS WHEREOF, Vision Bank and SE Property Holdings, LLC have caused this Agreement and Plan of Merger to be executed by their duly authorized officers this 25th day of January, 2012.

ATTEST:	VISION BANK
By:/s/ Nancy McCoy	By:/s/ Joey W. Ginn
Printed Name: Nancy McCoy	Printed Name: Joey W. Ginn
Title: Executive Assistant	Title: Chairman & CEO

ATTEST:	SE PROPERTY HOLDINGS, LLC
By: /s/ Brady Burt	By: /s/ John W. Kozak
Printed Name: Brady Burt	Printed Name: John W. Kozak
Title:Secretary	Title: VP and Treasurer

STATE OF FLORIDA	)
) SS:
COUNTY OF BAY	)

BE IT REMEMBERED that on this 25th day of January, 2012, personally came before me, the undersigned, Notary Public in and for the county and state aforesaid, Joey W. Ginn and ______________, the Chairman and CEO and the __________, respectively, of Vision Bank, a Florida corporation and one of the entities described in and which executed the foregoing Agreement and Plan of Merger, and they duly executed said Agreement and Plan of Merger before me and acknowledged said Agreement and Plan of Merger to be the agreement and plan of merger of said entity.

IN WITNESS WHEREOF, the above individuals have signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written.

/s/ Nancy McCoy
NOTARY PUBLIC

(NOTARIAL SEAL)

STATE OF OHIO	)
) SS:
COUNTY OF LICKING	)

BE IT REMEMBERED that on this 25th day of January, 2012, personally came before me, the undersigned, Notary Public in and for the county and state aforesaid, John Kozak and Brady Burt, the VP/Treasurer and the Secretary, respectively, of SE Property Holdings, LLC, an Ohio limited liability company and one of the entities described in and which executed the foregoing Agreement and Plan of Merger, and they duly executed said Agreement and Plan of Merger before me and acknowledged said Agreement and Plan of Merger to be the agreement and plan of merger of said entity.

IN WITNESS WHEREOF, the above individuals have signed these presents and I have hereunto affixed my official hand and seal, on the day and date first hereinabove written.

/s/ Amy M. Adams
NOTARY PUBLIC

(NOTARIAL SEAL)

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